EXHIBIT 99.2

                 AMERIGON ADJUSTS PUBLICLY TRADED WARRANTS
                     AS A RESULT OF PRIVATE PLACEMENT


IRWINDALE, CA (June 19, 2000).... Amerigon Incorporated (Nasdaq: ARGNA)
said today that the completion of its previously announced $12.5 million private placement of 2.5 million restricted shares of its Common Stock has resulted in a reduction in the exercise price of its publicly traded Class A Warrants (EBB: ARGNW) and an increase in the total number of shares of Amerigon Common Stock issuable upon exercise of the Class A Warrants. These adjustments are being made due to anti-dilution provisions of the Company's existing Warrant Agreement. The exercise price of each Class A Warrant has been reduced to $17.795 from $24.149 and the total number of Class A Warrants outstanding has increased by 524,486 to 1,993,264. Each Class A Warrant, when exercised, allows the holder of the Warrant to purchase one share of Amerigon Common Stock.

To issue the additional Warrants to holders of the Class A Warrants, Amerigon will distribute an additional .357 Warrants for each Warrant held by Class A Warrant holders of record as of June 14, 2000. No action is required by holders of the Company's Class A Warrants with regard to the reduction in the exercise price of each Class A Warrant or the increase in the number of Class A Warrants. Amerigon, a technology-driven supplier to the global automotive industry, develops and supplies proprietary products for automotive OEMs. In addition to the Climate Control Seat(tm) (CCS(tm)) technology, the Company's products include the AmeriGuard(tm) radar sensing system, designed to improve driver's field of view in vehicle applications such as enhanced parking aids, back-up warning and side object detection for collision avoidance.